Exhibit 99.8

Subject: Important Update: Adverum’s Next Chapter with Eli Lilly & Company

Dear Valued Partner,

I am reaching out with important news about Adverum Biotechnologies. Today, we announced that we have entered into a definitive agreement under which Eli Lilly & Company, one of the world’s largest and most respected pharmaceutical companies, will acquire Adverum.

Since our founding, patients have always been Adverum’s top priority. Our mission—to establish gene therapy as the new standard of care for vision loss—remains unchanged. We recognize that our work together is critical to advancing development of innovative therapies for patients as quickly and reliably as possible.

Next Steps: Business as Usual

We expect the transaction to close in the fourth quarter of 2025, subject to satisfaction or waiver of the required closing conditions. Prior to closing, Adverum will continue to operate as a separate and independent company, and it is business as usual for our team and our partners. Our operations, programs, and vendor relationships will continue without interruption.

We will continue to provide updates as they become available.

Sincerely,

[Name]

Forward-looking Statements

This communication contains forward-looking statements regarding Lilly’s proposed acquisition of Adverum, regarding prospective benefits of the proposed acquisition and Adverum’s gene editing programs for retinal disease, regarding potential contingent consideration amounts and terms, regarding the anticipated occurrence, manner and timing of the proposed tender offer and the closing of the proposed acquisition, regarding Adverum’s cash runway and prospects, regarding the potential availability of financing under the Promissory Note to Adverum, regarding Adverum’s product candidates and ongoing clinical and preclinical development, and regarding Lilly’s development of programs for ophthalmology and advancement of gene therapies. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, including with respect to consummating the proposed acquisition and any competing offers or acquisition proposals for Adverum, drug research, development and commercialization, Adverum’s prospects, uncertainties as to how many of Adverum’s stockholders will tender their stock in the tender offer, the effects of the proposed acquisition (or the announcement thereof) on Adverum’s stock price, relationships with key third parties or governmental entities, regulatory changes and developments, the impact of global macroeconomic conditions, including trade and other global disputes and interruptions, including related to tariffs, trade protection measures, and similar restrictions, transaction costs, risks that the proposed acquisition disrupts current plans and operations or adversely affects employee retention, potentially diverting management’s attention from Adverum’s ongoing business operations, changes in Adverum’s business during the period between announcement and closing of the proposed acquisition, and any legal proceedings that may be instituted related to the proposed acquisition. Actual results could differ materially due to various factors, risks and uncertainties. Among other things, there can be no guarantee that the proposed acquisition will be completed in the anticipated timeframe or at all, that the conditions required to complete the proposed acquisition or provide Adverum financing under the Promissory Note will be met, that any event, change or other circumstance that could give rise to the termination of the merger agreement or the Promissory Note will not occur, that Lilly will realize the expected benefits of the proposed acquisition, that product candidates will be approved on anticipated timelines or at all, that any products, if approved, will be commercially successful, that all or any of the contingent consideration will become payable on the terms described herein or at all, that Lilly’s financial results will be consistent with its expected 2025 guidance or that Lilly can reliably predict the impact of the proposed acquisition on its financial results or financial guidance. For further discussion of these and other risks and uncertainties, see Lilly’s and Adverum’s ’ most recent Form 10-K and Form 10-Q filings with the U.S. Securities and Exchange Commission (SEC). Except as required by law, neither Lilly nor Adverum undertakes any duty to update forward-looking statements to reflect events after the date of this filing.

Additional Information about the Acquisition and Where to Find It

The tender offer for all of the outstanding shares of Adverum described in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Lilly and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. A solicitation and offer to buy outstanding shares of Adverum will only be made pursuant to the tender offer materials that Lilly and its acquisition subsidiary intend to file with the SEC. At the time the tender offer is commenced, Lilly and its acquisition subsidiary will file tender offer materials on Schedule TO, and Adverum will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF ADVERUM ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT

MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF ADVERUM SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE TENDER OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of Adverum at no expense to them at Lilly’s website at investor.lilly.com and (once they become available) will be mailed to the stockholders of Adverum free of charge. The information contained in, or that can be accessed through, Lilly’s website is not a part of, or incorporated by reference herein. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Lilly and Adverum file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Lilly and Adverum with the SEC for free on the SEC’s website at www.sec.gov.